Amendment no. 1 To pricing supplement dated September 12, 2025 to prospectus dated April 13, 2023, prospectus supplement dated April 13, 2023 and product supplement no. 1-I dated April 13, 2023	Registration Statement No. 333-270004 Dated October 23, 2025 Rule 424(b)(3)

Callable Zero Coupon Notes due September 15, 2045

The pricing supplement dated September 12, 2025, related to the notes referred to above (the “pricing supplement”), is amended as follows:

(1)	All references to “compounded annually” in the pricing supplement are deleted and replaced by “compounded semiannually”; and
(2)	The heading “ANNUAL COMPOUNDED ACCRETION OF PRINCIPAL” under “Selected Purchase Considerations” in the pricing supplement is deleted and replaced by “SEMIANNUAL COMPOUNDED ACCRETION OF PRINCIPAL”.
CUSIP:	48130C4K8

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-11 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-4 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amendment, the pricing supplement or the accompanying product supplement and prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the pricing supplement and the related product supplement and prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.  Please also see “Additional Terms Specific to the Notes” in the pricing supplement.

•     Pricing supplement dated September 12, 2025:

http://www.sec.gov/Archives/edgar/data/19617/000121390025087958/ea0257409-01_424b2.htm

•     Product supplement no. 1-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/1665650/000121390023029554/ea152829_424b2.pdf

•     Prospectus supplement and prospectus, each dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf